Exhibit 99.1
Name of Employee:
SAPIENT CORPORATION
Restricted Stock Agreement
     The undersigned (the “Employee”) (i) acknowledges that pursuant to the obligations of Sapient Corporation (the “Company” or “Sapient”) under the Agreement and Plan of Merger by and among Sapient, Sapient (BVI) Limited, Nitro Group Ltd. and Christopher Paul Clarke, dated as of June 16, 2009 (the “Merger Agreement”) and in recognition of the important contributions that the Employee made to Nitro Group Ltd. and its subsidiaries, the Company has issued to the Employee the shares of stock described below; and (ii) agrees with the Company as follows:
     1. Closing Date. This agreement (the “Restricted Stock Agreement”) shall take effect as of [insert closing date] (the “Closing Date”), which is the date on which the Employee is receiving a total of [•] shares of common stock of the Company, par value $.01 par value (the “Shares”) from the Company. The Employee shall be the record owner of the Shares on the Closing Date. The Shares are subject to transfer restrictions as set forth in this Agreement.
     2. Nontransferability of Shares. The Shares may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until such restrictions on the transfer of the Shares (“resale restrictions”) have lapsed in accordance with this Section 2. The resale restrictions shall lapse with respect to the following percentages of Shares after the following dates:
          50% on and after the first anniversary of the Closing Date; and
          50% on and after the second anniversary of the Closing Date.
     3. Certificates. Any certificates representing Shares subject to the resale restrictions shall be held by the Company. If Shares subject to the resale restrictions are held in book entry form at any time thereafter, the Employee agrees that the Company may give stop transfer instructions to the depositary, stock transfer agent or other keeper of the Company’s stock records to ensure compliance with the provisions hereof.
     4. Legend. Any certificates representing Shares shall be held by the Company, and any such certificate shall contain (in addition to any other legends with respect to applicable federal and state securities laws) a legend substantially in the following form:
THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A RESTRICTED STOCK AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND SAPIENT CORPORATION. COPIES OF SUCH AGREEMENT ARE ON FILE IN THE OFFICES OF SAPIENT CORPORATION.
As soon as practicable following the lapse of resale restrictions on any such Shares, the Company shall cause a certificate or certificates covering such Shares, without the aforesaid legend, to be issued and delivered to the Employee. If any Shares are held in book-entry form, the Company may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such Shares.
     5. Sale of Shares. The sale of any Shares that are free of the resale restrictions is subject to (i) satisfaction of applicable tax withholding requirements, if any, with respect to the transfer of such Share; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; and (iii) applicable requirements of federal and state securities laws.
     6. Certain Tax Matters. The Employee acknowledges that the issuance of the Shares is taxable as compensation for services, and as such is subject to withholding by the Company. The Employee expressly acknowledges and agrees that Sapient will withhold a number of shares of Sapient common stock from the issuance of the Shares to the Employee necessary to satisfy any applicable tax withholding requirements.
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IN WITNESS WHEREOF, Sapient Corporation has executed this Restricted Stock Agreement as of the       day of           , 2009.

SAPIENT CORPORATION
By:
Alan J. Herrick
President and Chief Executive Officer

Dated:
Acknowledged and Agreed:

Name: